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                                                                   EXHIBIT 23.2


                       [SOL MASCH & COMPANY LETTERHEAD]





To the Board of Directors
Atlantic Liberty Savings, F.A.
Brooklyn, New York

We consent to the use in the Registration Statement of Brooklyn Heights
Bancorp on Form SB-2 and the Notice of Intent to organize into a mutual holding company and conduct a minority stock offering on combined application MHC-1/MHC-2 of our report dated August 5, 1997, except for note 17, as to which date is November 14, 1997, on the financial statements of Atlantic Liberty Savings, F.A. as of and for the years ended March 31, 1997 and 1996, and to the references to our firm under the headings "Legal and Tax Matters" and "Experts" in the related prospectus.





/s/ SOL MASCH & COMPANY

Croton-on-Hudson, New York
February 4, 1998